Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2021, relating to the financial statements of UWM Holdings Corporation, appearing in the Annual Report on Form 10-K of UWM Holdings Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Detroit, MI
March 23, 2021